Exhibit 10.7

CUSTOMER PROFILE		CONTRACT NO.

HOME OFFICE LOCATION PSEUDO

TO BE COMPLETED BY SUBSCRIBER:

Subscriber’s Official Name Orbitz Worldwide, LLC

D/B/A (Doing Business As)

Address (Main Office) 500 W. Madison, 10th Floor

City, State, Zip Code Chicago, IL 60661

Country USA		Email Address

Phone Number 312-894-5000		Fax Number 312-894-4856

Business Entity:	☐ Corporation	☒ Limited Liability Company	☐ Partnership

	☐ Sole Proprietorship	☐ Other (describe):

State of Incorporation or Partnership Formation Delaware

Tax I.D. Number:		26-0331198

BILLING ADDRESS	FINANCIAL ASSISTANCE PAYMENTS ADDRESS

☒ Check here if same address as Main Office above and indicate contact name below.	☒ Check here if same address as Main Office above and indicate contact name below.

Street Address:	Street Address:

City/State/Zip:	City/State/Zip:

ATTN:	ATTN:

Please provide Galileo written notice, as specified in
the notices section of the Agreement, of any changes to this information.

SUBSCRIBER SERVICES AGREEMENT

This Subscriber Services Agreement (“Agreement”) is entered into between the individual or entity specified on the Customer Profile and Galileo International, L.L.C. (“GILLC”), a Delaware limited liability company, and Galileo Nederland B.V. (“GNBV”), a company incorporated in The Netherlands (collectively, “Galileo”).

1.     DEFINITIONS

A.         “Authorized User” means (i) an employee, agent or contractor of Subscriber who needs access to a System to provide travel-related services for the primary benefit of Subscriber and not for their own benefit or for the benefit of others or (ii) a Client User.

B.          Intentionally Omitted.

C.          “CCP” has the meaning as set forth in the Custom Terms and Conditions Attachment (Galileo Services) – North America attached hereto.

D.         “Client User” means a customer of Subscriber that uses an Orbitz corporate online booking tool and whose use of the Services is permitted and governed by this Agreement.

E.          “Content” means for a particular Vendor, all services and inventory of the Vendor offered through a Travelport GDS, including, without limitation, fares, rates and classes of service.

F.          “Contract Effective Date” means the date that this Agreement has been fully executed by the Parties.

G.          “Contract Year” means each consecutive twelve month period, commencing from January 1, 2007.

H.         “Control” means, in relation to a body corporate, the power of a person to secure that the affairs of the body corporate are conducted in accordance with the wishes of that person by means of the holding of shares, or the possession of voting power, in or in relation to that or any other body corporate, or by virtue of any powers conferred by the constitutional or corporate documents, or any other document, regulating that body corporate.

I.           “CRS” means computerized reservation system, and may also be referred to as a “GDS” in this Agreement.

J.           “CRS Regulations” includes Council Regulation (EEC) No 2299/89 of 24 July 1989 on a code of conduct for computerized reservation systems, as amended and in force on the date hereof and as subsequently amended from time to time during the Term of this Agreement, and any other regulations regarding the general operation of CRSs enacted by any other governmental authority during the Term of this Agreement.

K.         “Data Protection Laws” means all applicable laws, regulations, regulatory requirements and codes of practice in connection with the use, processing and disclosure of personal data or personally identifiable information.

L.          “Direct Connect” or “Direct Connection” means functionality that provides a connectivity pathway between the technology platform for any Orbitz Worldwide Agency website and a Vendor’s host system for purposes of making travel reservations directly in the Vendor’s host system.

M.        “Documentation” means all manuals, operating procedures, instructions, guidelines, policies and other written materials, including electronic formats, provided by Galileo during the Term of this Agreement.

N.         “End-to-End Business” means TFB’s corporate travel solution that provides “end to end” (booking through fulfillment) services.

O.         “Europe” means any country within the European Union (“EU”) together with any non-EU member state country that the Parties may agree to include under the terms of this Agreement.

Portions of this exhibit marked by an (***) have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment pursuant to Rule 24b-2.

P.          “Galileo Group” means Galileo and every company which at the relevant time is a subsidiary, parent or holding company of Galileo, a subsidiary of any such parent or holding company, or a company over which Galileo or any parent or holding company of Galileo has Control, or a subsidiary undertaking of any such company, and “Galileo Group Company” will be construed accordingly; provided, however, that Orbitz shall be excepted from and not included in the definition of Galileo Group or Galileo Group Company.

Q.         “Galileo Services” means those Services provided by a Galileo Group Company or NDC as described in the attached Custom Terms and Conditions Attachment (Galileo Services) for each of North America, Europe and RoW.

R.          “Galileo Services Effective Date” means January 1, 2007.

S.          “Improper Segment” means any speculative, duplicative or fictitious segment or any other segment reasonably deemed by Galileo to be an improper use of the Services, including, but not limited to, making bookings on any GDS other than a Travelport GDS or on any airline or other reservation system, except as expressly permitted under this Agreement. Segments booked for testing purposes with Galileo’s prior written consent do not count as Improper Segments, unless otherwise stipulated mutually by Galileo and Subscriber; provided, however, that Subscriber may continue to test segments on the Systems substantially as Subscriber conducts such tests as of the Contract Effective Date.

T.          “Location” means the premises or online travel website where Services are provided by Galileo.

U.         “Eligible Segments” means those segments not otherwise subject to an exception specified in Section 5.C.

V.          “NDC” means a non-Galileo Group entity which has entered into an agreement with a Galileo Group Company to provide Galileo Services and/or, upon the Worldspan Closing, Worldspan Services, in its designated territory or territories.

W.        “North America” means the United States of America and Canada.

X.         “Orbitz Domestic Agency(ies)” means, collectively, Orbitz, LLC, Trip Network, Inc. (“Cheaptickets”), Travelport for Business, Inc. (“TFB”), Internetwork Publishing Corp. (“Lodging”) and Neat Group Corp. (“Neat”) and all current and future affiliates, agencies, online travel websites and brands of Orbitz located in North America, and “Orbitz Domestic Agency” means any one of them.

Y.          “Orbitz International Agency” means ebookers Limited, a company registered in England and Wales under number 3818962 whose registered address is at 6th Floor, 140 Aldersgate Street, London EC1A 4HY (“ebookers”), Travelbag Ltd. (“Travelbag”) and all current and future affiliates, agencies, online travel websites and brands of Orbitz located in Europe and RoW. The Parties agree that Travelbag Ltd. will no longer be an Orbitz International Agency upon the consummation of its planned sale.

Z.          “Orbitz” or “Orbitz Worldwide Agency(ies)” means Orbitz Worldwide, LLC and each of its current affiliates, travel agencies, online travel websites and brands and every company which at the relevant time (both currently and in the future) is a subsidiary, parent or holding company of Orbitz, a subsidiary of any such parent or holding company, or a company over which Orbitz or any parent or holding company of Orbitz has Control, or a subsidiary undertaking of any such company; provided, however, that the Galileo Group shall be excepted from and not included in the definition of Orbitz or Orbitz Worldwide Agency(ies).

AA.      “Personal Data” means any personal data or personally identifiable information relating to identifiable natural persons and may include, amongst other things: name, address, telephone number(s), credit card numbers and passport information; as the same may be defined under the relevant Data Protection Laws.

BB.       “Principal Display” has the same meaning as defined in the CRS Regulations.

CC.       “Product Data” means data which is extracted from a Travelport GDS by the Galileo Group Companies, but for the avoidance of doubt, does not contain Personal Data.

DD.      “RoW” means the rest of the world outside of North America and Europe (as defined herein).

EE.        “Segment” means a reservation that is made for the services of an air, car, hotel, cruise or tour Vendor that participates in a System at the full service level and which:

•     is made by Subscriber, Client Users or Subscriber’s end-user customers in the System and is not cancelled;

•     Galileo or any Galileo Group Company received a participation fee from the Vendor (“Participation Fee”);

•     is not an Improper Segment;

•     is not a passive air, car, hotel, cruise or tour segment;

•     with respect to an air segment, a valid ticket or other approved document has been produced in connection with the segment; and

•     with respect to a cruise or tour segment, is not made via Galileo CruiseSM.

Each Segment made using LeisureShopper will count as three Segments (U.S. only). For the avoidance of any doubt, any cruise or tour booking made by Subscriber outside of North America using LeisureShopper shall not count as a Segment. For air Segments, each separate direct or nonstop flight reservation in a passenger name record (“PNR”) is multiplied by the number of passengers booked in the PNR for such flight to determine total air Segments; provided that if there is a single flight number, with a change of planes along the way, then such flight reservation shall constitute two Segments. For purposes of this definition, “full service level” means that the Vendor provides schedules, availability, booking capability, fares/rates, and if an airline, ticketing capability, through the System, and specifically excludes all airlines that do not issue tickets (paper or electronic), unless otherwise specified in this Agreement. Galileo reserves the right to modify this definition upon the introduction of new vendor participant offerings. Solely in connection with any air Vendor regarding which the Parties have mutually agreed pursuant to Section 5.A(ii) regarding access to the air Vendors’ Content, notwithstanding the definition of “full service level,” a segment for such an air Vendor shall be deemed a Segment, solely for purposes of counting Segments made toward the Domestic Annual Minimum or European Annual Target set forth in Sections 5.B.i and 5.B.ii, respectively, if Galileo has received a Participation Fee (provided that the segment otherwise meets all of the above-specified criteria), but in no event will Galileo pay a Segment Incentive pursuant to Section 5.A.i for such segment.

FF.        “Service Level” means a certain service level that Galileo is required to meet in connection with the performance of the Galileo Services and Worldspan Services, as further described in Section 19.

GG.       “Services” means all software (“Software”), all hardware or equipment (“Hardware”), access to a Travelport GDS, System functionality or features, support, and any other services provided by a Galileo Group Company or NDC under this Agreement.

HH.      “Services Summary” means an attachment to this Agreement that lists the Services provided by Galileo.

II.          “Subscriber” means Orbitz or the applicable Orbitz Worldwide Agency(ies), as the context requires.

JJ.         “Supplier Link” means the communication pathway between Subscriber’s host switching layer and the following eight (8) airline host systems: American, Continental, Delta, Northwest, US Airways, Alaska, Midwest and United, for purposes of negotiating the required protocols for exchanging information with these proprietary host systems.

KK.      “System(s)” means the GDSs used to provide the Travelport GDS Services under this Agreement.

LL.        “Term” means, subject to the terms of the Custom Terms and Conditions Attachments (Galileo Services) for North America and Europe, the period of time from the Galileo Services Effective Date to December 31, 2014 for the Galileo Services and the period of time from the Worldspan Services Effective Date (as defined in Section 9.A. below) to December 31, 2014 for the Worldspan Services.

MM.    “Transaction” means a message accessing a System that is transmitted by Subscriber, Subscriber’s end-user customers or a Client User.

NN.      “Transaction Allowance” means the monthly permitted number of Transactions per Segment as set forth in Section 4.G.

OO.      “Travelport GDS” means the system of computer hardware and software operated by or for any Galileo Group Company (as updated from time to time during the Term of this Agreement), including the Galileo® and Apollo® CRSs and, upon the Worldspan Closing, the Worldspan® CRS, which processes data to provide airline, hotel, rental car and other travel-related reservations, including airline ticketing services.

PP.        “Vendor” means a supplier of services, such as an airline, car rental company, hotel, tour or cruise operator that sells travel-related products and/or services and that participates in the Travelport GDSs and “air Vendor” shall be construed accordingly.

QQ.      “Worldspan Closing” means the closing of a Galileo Group Company’s acquisition of Worldspan, L.P. (“Worldspan”) or an affiliate of Worldspan, L.P (collectively, “Worldspan”).

RR.       “Worldspan Services” means those Services provided by a Galileo Group Company or NDC as described in the attached Custom Terms and Conditions Attachment (Worldspan Services).

SS.        “Worldspan Services Effective Date” is defined in Section 9.A. below.

2.     PROVISION AND USE OF SERVICES

A.    Provision of Services. GILLC, GNBV and each Orbitz Worldwide Agency shall be bound by the terms and conditions of this Agreement. This Agreement has been negotiated and agreed by the parties to govern the terms and conditions upon which the relevant Galileo Group Company or NDC shall provide the Galileo Services and, upon the Worldspan Closing, the Worldspan Services. For the avoidance of doubt, the Galileo Services and, upon the Worldspan Closing, the Worldspan Services, referred to in this Section 2 are to be provided by each of the relevant Galileo Group Companies or NDCs who shall at all times remain responsible for the delivery and provision of those services, notwithstanding that the liability of Galileo to meet such obligations shall at all times remain exclusively with GILLC and GNBV. The applicable Galileo Group Company or NDC shall provide each Orbitz Worldwide Agency Content and Services pursuant to this Agreement, and such Galileo Group Company or NDC, as applicable, shall invoice the particular Orbitz Worldwide Agency for the Services provided. At all times Galileo shall maintain an up to date list of the Galileo Group Companies and NDCs that may provide services under this Agreement and Subscriber shall maintain an up to date list of the Orbitz Worldwide Agencies who receive those Services. Subscriber must first, at its own expense, do any construction, wiring or other modifications necessary to install and connect the Services. At Subscriber’s request and with Galileo’s approval, Galileo may provide additional Services, subject to all terms and conditions of this Agreement. All licenses for Software terminate upon expiration or any termination of this Agreement.

B.    Ownership and Use of Services.

(i)            Subscriber has no ownership, right or title in or to any Services, and may not remove identifying marks from the Services or subject the Services to any liens or encumbrances. The Software is the proprietary information and trade secret of Galileo or its licensors. Subscriber may not copy, reproduce or duplicate the Software or Documentation or any portion of them, except to the extent reasonably necessary for backup purposes. Subscriber may not modify, alter, disassemble, reverse assemble, reverse compile, or reverse engineer the Software in whole or in part.

(ii)           Subscriber will use the Services strictly in accordance with the Documentation and this Agreement. Any other use is prohibited, including making Improper Segments. Subscriber shall provide to its applicable Galileo Account Manager (as defined in Section 17) commercially reasonable prior written notice, but in no event less than thirty (30) days prior written notice, of any new use of the Services planned by Subscriber not otherwise prohibited by this Agreement and that was not in effect or established as of the Contract Effective Date regarding Galileo Services and as of the Worldspan Services Effective Date regarding Worldspan Services. Any such new use of any of the Services must be mutually agreed by the Parties prior to Subscriber commencing to use the Services for such purpose. For the period commencing on the Worldspan Services Effective Date until the Parties agree upon a Transaction Allowance and Transaction Fees for the Worldspan Services pursuant to Section 4.G (or a binding decision regarding a

Transaction Allowance and Transaction Fees pursuant to Section 13), Subscriber shall not use the Worldspan Services to support Direct Connect segments in any manner other than those uses that are in place as of the Worldspan Services Effective Date and that do not otherwise violate any provision of this Agreement. Without limiting the preceding sentence, for the period commencing on the Worldspan Services Effective Date until the Parties agree on a Transaction Allowance and Transaction Fees for the Worldspan Services (or such Transaction Allowance and Transaction Fees are determined by arbitration pursuant to Section 13), except as permitted by the (***) Subscriber shall not send DIR INVQ Messages (as defined below) to the System used to provide the Worldspan Services for the purpose of obtaining seat availability information for interline itineraries containing one or more segments where such segment(s) is on a flight operated by a Supplier Link carrier. For purposes of this Section 2.B, the term “DIR INVQ Message” means a request and/or the associated response for availability on one or more flights of certain air Vendors participating in the Worldspan CRS.

(iii)          Subscriber shall permit only Authorized Users to access the System(s) and they shall not disclose or make the Services, including System displays, available to any other third party. Subscriber will be responsible for the actions or inactions of its Authorized Users under the terms of this Agreement. Notwithstanding anything to the contrary, Subscriber may subcontract the use of the Services to third parties acting on behalf of Subscriber, but may not sublicense the Services to any third parties for their own use; provided that such third parties comply with the terms of this Agreement and are not competitors of Galileo’s GDS services; and provided further that Subscriber agrees it will not provide access to any Availability Data (as defined below) from either the Galileo Services or Worldspan Services to any third party, including but not limited to ITA. Such permitted third party contractors shall be deemed Authorized Users. Subscriber shall provide Galileo in writing: (i) a list of any such sublicensees as of the Contract Effective Date and Worldspan Services Effective Date, as applicable, including the address(es) where the Services will be utilized by the sublicensees; and (ii) at least thirty (30) days prior notice of any changes to the list during the Term of this Agreement. Subscriber may use the Services herein to provide services to private label or white label websites operated or controlled by an Orbitz Worldwide Agency, subject to the terms and conditions of this Agreement. For purposes of this Section 2.B, “Availability Data” means airlines’ availability data delivered in response to any direct, real-time, “seamless” queries for availability information on airlines against airlines’ inventory/reservation systems; standard airline availability status messages (AVS); numeric AVS messages (NAVS); or airline availability information in the form of Travelport GDS responses to availability requests from customers of the Travelport GDSs other than Subscriber (AVL).

(iv)          Segments of another Galileo customer may not be included under this Agreement without Galileo’s prior written consent, which consent shall not be unreasonably withheld. Each Party will cooperate with the other Party, and will cause each third party under its control or direction to cooperate with the other Party, in the performance of the other Party’s obligations under this Agreement by, among other things, making available such information, data, access to premises, management decisions and approvals as may be reasonably requested by the other Party.

C.    Updates. Galileo may enhance, discontinue, modify or replace (collectively, “Update”) the Services at any time, which shall not materially adversely impair the overall functions of the Systems. Except as otherwise expressly provided in this Agreement, Galileo does not promise to provide any information of any vendors. With respect to any Update that could materially affect Subscriber’s access to a System or use of the Services, Galileo shall use commercially reasonable efforts to provide Subscriber written notice of such update at least sixty (60) days prior to the deployment of such Update to its subscriber base. Subscriber’s use of an Update constitutes its agreement to Galileo’s terms and conditions pertaining to such use, or as otherwise mutually agreed. The Parties acknowledge and agree that terms and conditions pertaining to an Update are not intended to materially modify the overall terms and conditions of this Agreement. Subscriber acknowledges that during the Term of this Agreement the functionality of selling cruises and tours via LeisureShopper may be replaced with a new Galileo cruise and tour product.

D.    Third Party Products. Galileo has no liability whatsoever with respect to any product that is not provided by Galileo and is used by Subscriber in conjunction with the Services (“Third Party Product”). For purposes of the previous sentence, “product” does not include Vendor Content. Subscriber shall indemnify and hold harmless Galileo for all liabilities, costs and expenses actually incurred by Galileo resulting from or related to a Third Party Product. If

Subscriber’s use of a Third Party Product adversely affects the use of the System by other customers of Galileo, then Galileo may require that Subscriber immediately discontinue its use of such Third Party Product until Subscriber can demonstrate that it has resolved the adverse effect to Galileo’s reasonable satisfaction. Galileo acknowledges that, as of the Contract Effective Date, ITA’s fare shopping solution does not adversely affect the use of the Systems.

E.     Hardware. Galileo (through the applicable Galileo Group Company or NDC) shall provide the Hardware and telecommunications lines listed in the attached Custom Terms and Conditions Attachments and/or Services Summaries in connection with Galileo Services and, if the Worldspan Closing occurs, the telecommunications lines provided under the Orbitz – Worldspan Agreement (as defined in the Custom Terms and Conditions Attachment (Worldspan Services) as of the Worldspan Services Effective Date. The costs to Subscriber for the provision of all such Hardware and telecommunications services during the Term of this Agreement shall remain substantially similar to the total of such costs in effect as of the Contract Effective Date for the Galileo Services, and as of the Worldspan Services Effective Date for the Worldspan Services. For the avoidance of any doubt, during the Term of this Agreement, Subscriber shall reimburse Galileo in the same way as it reimburses Worldspan under the Orbitz – Worldspan Agreement for any and all telecommunication costs incurred by a Galileo Group Company or NDC in connection with the provision of Worldspan Services, including, but not limited to, telecommunications costs incurred in connection with Subscriber’s fulfillment and customer service providers and any other entity or Location being provided telecommunications services by a Galileo Group Company or NDC for or on behalf of Subscriber. To the extent that Subscriber reasonably needs additional telecommunications lines in connection with either Galileo or Worldspan Services due to the growth in volume of Segments going through the Travelport GDSs during the Term, Galileo will pay the reasonable costs for the provision of such necessary telecommunications lines. Subscriber agrees to accept full responsibility for loss of or damage to the Hardware and, if lost or damaged, Subscriber must pay to Galileo the reasonable actual replacement cost. Subscriber shall be responsible for all necessary repair and maintenance to the Hardware after installation at the applicable Location(s), except to the extent any such repair or maintenance is proximately caused by the negligence or willful misconduct of Galileo. Subscriber may not install third-party devices within the Hardware.

F.     Fare Shopping Tools.

(i)            Except as provided in Section 2.F(ii) below or as permitted by the (***), Subscriber will not use any Galileo fare shopping tool or other Galileo faring tool without Galileo’s prior written consent and only upon mutually agreed terms. Until December 31, 2007, Subscriber will be responsible for the Orbitz Worldwide Agencies’ Per-PNR Online License Fees under the Software License Agreement, dated as of October 3, 2002, between ITA Software, Inc. (“ITA”) and GILLC, as subsequently amended.

(ii)           (***)

(***)

G.    Movement of Segments. Subscriber shall not move Segments or Transactions between the Travelport GDSs without the prior written consent of Galileo, such consent not to be unreasonably withheld. If Subscriber desires to move U.S. points-of-sale air Segments from the Apollo CRS to the Worldspan CRS, Galileo’s consent thereto shall be subject to Subscriber agreeing to a Segment Incentive rate and other related terms such that Galileo’s Contribution Margin per Segment for such migrated air Segments shall be no less than Galileo’s Contribution Margin per Segment would have been if the air Segments had been made through the Galileo Services. For purposes of this Section 2.G, the term “Contribution Margin per Segment” means for any given period total gross Participation Fees received by Galileo from all air Vendors for U.S. points-of-sale air Segments made by Subscriber during the period, net of the total of all Segment Incentive payments made by Galileo to Subscriber and the total Program Fees or other Content access fees paid by Subscriber to Galileo for such air Segments during the period, divided by the total number of U.S. points-of-sale air Segments made by Subscriber during the period. Subscriber acknowledges and agrees that any such U.S. points-of-sale air Segments moved or migrated from the Apollo CRS to the Worldspan CRS shall not become subject to the terms of the Supplier Link Agreements or treated as eligible segments to be made through the Supplier Link vendors under those agreements.

H.    Third Party Software Licenses. Certain Software may be provided pursuant to a license agreement between Galileo (or a Galileo Group Company) and a third party licensor (each a “Third Party Licensor”). The Third Party Licensor may require Galileo to agree and comply with terms and conditions that may not already be reflected in this Agreement. While Galileo (or other Galileo Group Companies, as applicable) will always use its commercially reasonable efforts to negotiate terms with its Third Party Licensors which are consistent in all material respects with those already contained in this Agreement, it may from time to time be necessary for Galileo to pass on such additional terms and conditions to its customers. In such event Galileo may require that Subscriber agree to terms and conditions of use in addition to those set out herein before Subscriber and the applicable Orbitz Worldwide Agencies are permitted access to such Software, such consent not to be unreasonably withheld.

I.      Capacity Planning. Subscriber shall provide commercially reasonable prior written notice to its applicable Galileo Account Manager of any event that may have an impact on the Transaction Allowance(s) or number of Transactions accessing the Travelport GDSs, including, but not limited to, new code or changes to existing code launched by Subscriber, Subscriber’s entrance into new markets, or Subscriber’s advertising/marketing campaigns. Notwithstanding the preceding, within ninety (90) days of the Worldspan Closing date, the Parties shall mutually agree on a process and procedures regarding capacity planning that are to be in place for the remaining Term of the Agreement. Both Parties agree to work together to help ensure that Subscriber’s code operates with the Travelport GDSs in the most efficient way possible. The Parties acknowledge and agree that this Section 2.I is not intended to materially modify the manner in which Subscriber connects to and receives the Travelport GDS Services as of the Contract Effective Date.

J.     Orbitz Booking Engines. With respect to the booking engine(s) and any other component of, or used by, Subscriber’s websites that directly interface with a Travelport GDS, Subscriber will use reasonable business efforts to ensure that (i) the component’s interface to the Travelport GDSs results in a reasonably efficient use of the Systems, as periodically confirmed by Galileo’s audit, (ii) any software included in the component meets commercially reasonable standards for stability, acceptability, documentation and integrity and has been sufficiently stress tested to ensure that it will meet anticipated volume requirements, and (iii) any hardware used by the component meets Galileo’s reasonable requirements for compatibility. The Parties acknowledge and agree that this Section 2.J is not intended to materially modify the manner in which Subscriber connects to and receives the Travelport GDS Services as of the Contract Effective Date..

3.     PRODUCT-SPECIFIC PROVISIONS

The following provisions shall apply when Subscriber elects to license the product specified or operate in the manner specified.

A.    If Subscriber elects to access the Travelport GDSs via its own Internet communications method such as DSL, dial-up phone line, ISDN or cable access (“User Access”), Subscriber shall be responsible for obtaining, installing, supporting, and maintaining all components of the User Access and for paying all charges of the relevant communications providers. In order to minimize unauthorized access to the Travelport GDSs and the data contained therein, Galileo recommends that Subscriber establish a firewall. Galileo shall have no responsibility whatsoever with respect to the User Access, including, but not limited to, the performance or reliability of the User Access.

B.    If Subscriber elects to install and use its own local area network operating environment (“LAN”) to access the Travelport GDSs: (a) Subscriber may copy the applicable Software for its internal use only, subject to Section 2.B above; (b) the number of Subscriber’s users who may concurrently access the Travelport GDSs at a Location shall be equal to the number of global terminal identifiers (“GTIDs”) licensed by Subscriber from Galileo for that Location; and (c) Subscriber shall be responsible for obtaining, implementing, installing, supporting, and maintaining the LAN, the LAN operating system, the workstation operating system, and all hardware and other software required to utilize the Travelport GDSs, but which is not provided by a Galileo Group Company or an NDC, and for all expenses related thereto. Galileo will continue to provide Subscriber with GTIDSs reasonably required to support access to the Services at no additional charge. Galileo will not unreasonably withhold any additional GTIDs requested by Subscriber where the request is to support a reasonable business purpose of Subscriber, such as disaster recovery.

C.    Galileo will license to Subscriber Selective Access and, if desired, Global Access, whereby Subscriber or an Orbitz Worldwide Agency may authorize another Galileo subscriber to access the client records entered into the Travelport GDSs by them; provided, however, Galileo shall have no responsibility or liability whatsoever with respect to such authorization or access.

D.    If Subscriber elects to allow its Authorized Users to access the Travelport GDSs from a remote location (“Remote Users”) via User Access, then in addition to the terms set forth in Section 3.A above, the following shall apply:

(i)            Subscriber must ensure that each Remote User secures the appropriate hardware and software necessary to access the Travelport GDS in accordance with the relevant Documentation;

(ii)           unless otherwise agreed in writing with Galileo, Subscriber shall be responsible for: (i) installing the applicable Software; (ii) training each of its Remote Users; (iii) ensuring that all Remote Users have adequate expertise in all areas of the Travelport GDSs; and (iv) obtaining, installing and configuring its selected browsing and e-mail packages;

(iii)          Galileo will not provide Remote Users with any training or support; and

(iv)          Galileo reserves the right to discontinue Remote Users’ access to the Travelport GDSs upon 30 days’ prior written notice to Subscriber if Subscriber fails to meet any of the obligations under this Section 3.D.

4.     CHARGES/PAYMENTS

A.    Subscriber shall pay all undisputed invoices within 30 days of receipt of invoice or reconciliation statement. The charges payable under this Agreement are set forth within this Section 4 or on the attachments hereto. All charges for Services are subject to change upon 30 days prior written notice to Subscriber; provided that Galileo may not charge for Services that are expressly waived under this Agreement. However, any increases of existing charges for Services will not exceed 10% per calendar year. Galileo will provide to Subscriber at no additional charge Help Desk services that are provided to Subscriber as of the Contract Effective Date regarding Galileo Services and as of the Worldspan Services Effective Date regarding Worldspan Services at the level that is standard for Galileo’s subscriber base from time to time in each country. For the avoidance of any doubt, except to the extent otherwise mutually agreed, Galileo will not be responsible for providing any Help Desk support with respect to any hardware, software, product or service that is not provided by Galileo under this Agreement. Subscriber will reimburse Galileo for (i) all taxes (excluding taxes measured by Galileo’s net income) and other governmental assessments incurred in the provision of Services by Galileo, and (ii) any costs incurred by Galileo to collect amounts due under this Agreement. Past due balances will accrue interest at the rate of 1½% per month compounded or the maximum rate permitted by law, whichever is less.

B.    Either Party will pay any taxes, duty, levy or impost to be withheld or deducted in respect of any amount due to the other Party to the extent where it is required to perform such a withholding or deduction under applicable tax law.

C.    If either Party is required by law to make any tax deduction or withholding in relation to any payment under this Agreement, it shall:

(i)            take all commercially reasonable measures that may be necessary to enable or assist the Party to whom the payment is due to claim exemption from the deduction or withholding or, if that is not possible, a credit for it under any applicable double taxation or similar agreement from time to time in force; and

(ii)           from time to time give, upon request, the Party to whom the payment is due, proper evidence as to the deduction or withholding and payment over of the tax deducted or withheld.

D.    If the Party making the payment has failed to fulfill its obligations under Section 4.C above, it shall increase the amount of its payment to the beneficiary by such an amount as to enable the beneficiary to receive the sums it would have received had no such deduction or withholding been required.

E.     All dollar amounts expressed herein are stated in United States Dollars, unless otherwise noted. Unless otherwise mutually agreed, all payments under this Agreement shall be made in United States Dollars. For the avoidance of any doubt, the Parties acknowledge and agree that regarding all payments made by Galileo to Subscriber under this Agreement, those with respect to business in North America shall be paid by GILLC and those with respect to business in Europe and RoW shall be paid by GNBV.

F.     The Parties agree that in the ordinary course of business, any undisputed charges owed by Subscriber to Galileo will be netted off against any amounts owed by Galileo to Subscriber under this Agreement. For the avoidance of any doubt, the right of offset referred to in this Section 4.F is just in connection with payments; it does not affect each Party’s obligation to issue invoices for the amounts being offset.

G.    Within 90 days of the Contract Effective Date for the Galileo Services, and within 90 days of the Worldspan Services Effective Date for the Worldspan Services, the Parties agree to negotiate and mutually agree to an acceptable monthly Transaction Allowance and Transaction Fee (as defined below) for the respective Travelport GDSs. Subscriber acknowledges that by exceeding the Transaction Allowance, this results in a legitimate cost to Galileo, and agrees to pay to Galileo a fair and commercially reasonable fee for each Transaction made in excess of the Transaction Allowance (“Transaction Fee”). In establishing the Transaction Fee, the Parties shall consider, among other factors, (i) any similar fee Galileo charges to other online travel agencies having similar Segment volume production, (ii) industry averages for look to book ratios for online travel agencies having similar Segment volume productions, (iii) the capacity of Galileo’s hardware to handle the excessive Transactions; and (iv) the cost to Galileo of handling the excessive Transactions, and the Parties shall establish (y) a Transaction Allowance for the Galileo Services for each region where Galileo Services are then-currently provided (i.e., North America, Europe and/ or RoW) that is substantially similar to the average monthly number of Transactions per Segment for each region for the 6 months prior to the Contract Effective Date, and (z) a Transaction Allowance for the Worldspan Services for each region where Worldspan Services are then-currently provided that is substantially similar to the average monthly number of Transactions per segment (as defined in the Orbitz – Worldspan Agreement) for the Worldspan CRS for each region for the 6 months prior to the Worldspan Services Effective Date. If the Parties are unable to agree on a Transaction Allowance and an amount for the Transaction Fee, then the decision regarding such terms shall be resolved by arbitration pursuant to Section 13. The Parties agree to negotiate and mutually agree on a monthly Transaction Allowance and Transaction Fee for each of the Galileo and Worldspan Services within 90 days of Galileo’s commencement of providing Galileo or Worldspan Services in a region for which such an allowance and fee was not previously established as set forth above in this Section 4.G.

5.     SEGMENT INCENTIVES/COMMITMENTS

A.    Galileo agrees to pay Subscriber Segment Incentive payments as specified below:

(i)            For each Segment made by the Orbitz Worldwide Agencies during the Term of this Agreement Galileo shall provide to Subscriber a Segment Incentive in an amount and pursuant to the terms and conditions set forth in this Section 5, the Custom Terms and Conditions Attachments attached hereto, or as provided in Section 2.G above.

(ii)           If during the Term a new air Vendor commences participation in the Travelport GDSs at less than the full service level, or an existing full service air Vendor changes its participation level in the Travelport GDSs to below the full service level, the Parties shall mutually agree on the applicable Segment Incentive payment and other related terms for access to the air Vendor’s Content if the following terms and conditions apply: (a) for an air Vendor that changes its participation from full service level to below full service level, the total Segments made by Subscriber for such air Vendor during the twelve months immediately preceding such air Vendor’s participation level change must represent more than (***) percent (***%) of Subscriber’s total segments made during the same time period, or (b) for an air Vendor that commences participation in the Travelport GDSs at less than full service level, (***) percent (***%) of such air Vendor’s total passengers boarded (as identified through public industry sources) for that air Vendor’s primary geographic region during the twelve months immediately preceding the air Vendor’s participation commencement date must represent more than (***) percent (***%) of Subscriber’s total segments made in the applicable geographic region during the same time period. If the Parties are unable to agree on the applicable Segment Incentive payments and other related terms, then the decision regarding such Segment Incentive payments and other related terms shall be resolved by arbitration pursuant to Section 13. For the avoidance of any doubt, if the above terms and conditions are not met with respect to an air Vendor commencing participation in the Travelport GDSs at less than full service level or a full service air Vendor changing its participation level in the Travelport GDSs to below full service level, then the Segment Incentive and other related terms that will apply to Subscriber for access to such air Vendor’s Content shall be the Segment Incentive rate and other related terms that apply to Galileo’s subscriber base for that air Vendor, unless otherwise mutually agreed.

B.    Subject to the exceptions specified in Section 5.C below, Subscriber agrees to use the Travelport GDSs as specified below:

(i)            North America. Each Orbitz Domestic Agency shall use a Travelport GDS exclusively to make all of its air and car segments. If an Orbitz Domestic Agency elects to use a GDS for hotel segments, it shall use a Travelport GDS exclusively, subject to the exceptions specified in Section 5.C below. For purposes of this Section 5(B)(i), the term “GDS” shall mean the Apollo, Galileo, Worldspan, Sabre, Amadeus, Abacas, Axess, Infini, Topas and TravelSky systems and any successor systems thereof. If the Worldspan Closing occurs on or before December 31, 2007, during the 2007 Contract Year Subscriber agrees to make a minimum of either (a) (***) Segments or (b) the total number of Segments made by the Orbitz Domestic Agencies through the Travelport GDSs during the 2007 Contract Year (including all segments made by Orbitz, LLC through the Worldspan CRS during 2007 prior to the Worldspan Closing date), whichever is greater (“Domestic Annual Minimum”). Of the Domestic Annual Minimum, (***) Segments shall be made by Orbitz, LLC through the Worldspan Services (the “Domestic Worldspan Services Minimum”), and the remainder of the Segments shall be made by the Orbitz Domestic Agencies using Galileo Services, adjusted at the beginning of each subsequent Contract Year as set forth below (the “Domestic Galileo Services Minimum”). Segments above 16,000,000 in a Contract Year booked by Orbitz, LLC on the Worldspan Services shall be credited toward satisfying Subscriber’s Domestic Galileo Services Minimum. The Domestic Galileo Services Minimum shall be adjusted (up or down, as applicable) at the beginning of the 2008 and each subsequent Contract Year by the difference between the Domestic Galileo Services Minimum in effect for the prior Contract Year and the total number of Segments made by the Orbitz Domestic Agencies using Galileo Services during the prior Contract Year. In the event that the Worldspan Closing does not occur, then the Domestic Annual Minimum shall be either (a) (***) Segments or (b) the total number of Segments made by the Orbitz Domestic Agencies through the Galileo Services during the 2007 calendar year, whichever is greater, and adjusted as specified in the preceding sentence at the beginning of the 2008 and each subsequent Contract Year. For the avoidance of any doubt, the Parties acknowledge and agree that any such adjustments to the Domestic Galileo Services Minimum shall only be made when there has been an increase or decrease in the total volume of Segments made through the Galileo Services by Subscriber’s customers. In no event shall any such adjustments be made to the Domestic Galileo Services Minimum where the change results from the movement or migration of Segments between the Travelport GDSs. Further, for the avoidance of any doubt, for purposes of calculating any adjustment to the Domestic Galileo Services Minimum and any Shortfall Fees due under the Custom Terms and Conditions Attachment (Galileo Services) for North America, any Segments made through the Cheaptickets website will be treated as Segments made via the Galileo Services, regardless of whether those Segments were migrated to the Worldspan Services. Subscriber acknowledges and agrees that the Domestic Annual Minimum shall apply regardless of whether one of the exceptions specified in Section 5.C below applies.

(ii)           Europe. Subscriber’s Orbitz International Agencies currently use Galileo Services for websites in the following countries: United Kingdom, Ireland, Spain, Belgium and the Netherlands (“Orbitz International Galileo Agencies”). Subject to Sections 5.D and 5.E below, during the Term of this Agreement, Subscriber shall cause the Orbitz International Galileo Agencies to use the Travelport GDSs exclusively for those segments made by them through GDSs in Europe (“European Annual Target”). Notwithstanding the previous sentence, until the Parties’ agreement on a Service Level Agreement pursuant to Section 19 (or issuance of a binding decision concerning a Service Level Agreement pursuant to Section 13), the Orbitz International Galileo Agencies may use a non-Travelport GDS solely, and only to the extent necessary, to “fail over” segments if the Travelport GDSs are unavailable to book segments (excluding scheduled outages) and only during the continuation of any such System downtime or unavailability. For any countries in Europe where Subscriber does not operate or have a website as of the Contract Effective Date, to the extent that Subscriber commences operations or establishes a website in such a country (a “New European Country”) during the Term, Subscriber will cause 100% of the segments made in such New European Country to be made through a Travelport GDS, unless Subscriber can reasonably demonstrate a material commercial harm or potential material commercial harm that it cannot do so. The Parties agree to use good faith, commercially reasonable efforts to work together to make and maintain the Galileo Services in Europe competitive with other non-Travelport GDSs. For countries in Europe where as of the Contract Effective Date Subscriber only uses a non-Travelport GDS, the Parties agree that they will use good faith, commercially reasonable efforts to work together to resolve all mutually identified material deficiencies in the Travelport GDSs. Subscriber agrees that it will migrate all segments made in such countries through a GDS to a Travelport GDS as soon as reasonably practicable as Galileo resolves such deficiencies. On a quarterly basis, Subscriber will provide to Galileo a report certified by an officer of Subscriber stating the total number of segments made by Subscriber in Europe during the quarter, broken down by total Direct Connect segments, Galileo Segments, and segments made through any other GDS or other source.

(iii)          RoW. Subscriber agrees that the Orbitz International Agencies located in RoW shall use the Travelport GDSs exclusively for GDS services in such region to the extent that Galileo can provide such services on terms and conditions commercially reasonable for the applicable region or country. In the event Galileo and Subscriber cannot agree on commercially reasonable terms for such services and an Orbitz International Agency desires to use a non-Travelport GDS, then Galileo shall have the right of first refusal to provide such Orbitz International Agency(ies) GDS services on substantially similar terms and conditions as those offered by the non-Travelport GDS.

C.    Subscriber’s obligations to use the Travelport GDSs as specified above in Section 5.B shall be subject to the following exceptions:

(i)            its obligations existing as of the Contract Effective Date, including, but not limited to, its obligations under its Supplier Link Agreements and the Orbitz – Worldspan Agreement, for so long as it exists; provided that all such existing obligations are not expanded or renewed, unless the other party to any such agreements has a unilateral right to renew the particular agreement, and in instances where existing obligations continue indefinitely, such existing obligations are terminated as soon as commercially practicable;

(ii)           where the Travelport GDSs do not have material Content, but subject to the terms of Sections 6.C and 18; and

(iii)          where, with respect to a specific Vendor, a material economic difference in the net compensation per segment to be received by Subscriber exists between a Travelport GDS and establishing a Direct Connection to the Vendor; provided, however, in each such instance the Parties shall first negotiate in good faith an economic apportionment that is fair and commercially reasonable for both parties, and provided further, if the Parties are unable to agree on such an apportionment, then the decision regarding such apportionment shall be resolved by arbitration pursuant to Section 13.

In each instance where at least one of the above-specified exceptions applies, then Subscriber may use the Direct Connection with the particular Vendor, provided that Subscriber has not initiated the discussions with the Vendor (except as otherwise agreed with Galileo) and Galileo will have the right of first refusal to provide Subscriber with GDS services on substantially similar terms and conditions as offered by the particular Vendor for the Direct Connection. In instances where Subscriber has established a Direct Connection with a vendor because the Travelport GDSs did not have material Content and Galileo subsequently obtains such material Content, then Subscriber agrees to use commercially reasonable efforts, subject to existing contractual commitments, to make the bookings for such Content in the Travelport GDSs. Additionally, when negotiating with vendors for any such Direct Connections Subscriber agrees to use commercially reasonable efforts to maintain flexibility when negotiating the term of the Direct Connect agreement and any segment volume commitment to redirect segments for the Content to Galileo during the Term of this Agreement. For the avoidance of any doubt, Subscriber agrees that it will not directly or indirectly access a Travelport GDS in connection with any segments made via Direct Connections without payment to Galileo of applicable Transaction Fees pursuant to Section 4.G. Further, the parties agree that Subscriber’s use of a Travelport GDS for a non-Direct Connect Vendor that is displayed in the same matrix display as a Direct Connect Vendor accessing a Travelport GDS (provided that Subscriber pays the applicable Transaction Fee for the Direct Connect Vendor accessing a Travelport GDS) will not result in the imposition of a Transaction Fee to Subscriber for the non-Direct Connect Vendor merely because the non-Direct Connect Vendor is displayed in the same matrix display as the Direct Connect Vendor. The previous sentence is not intended to modify any Transaction Fees otherwise applicable to the non-Direct Connect Vendor by reason of such non-Direct Connect Vendor’s accessing a Travelport GDS.

D.    Subscriber agrees that if, during the term of this Agreement, Subscriber acquires another entity or another online travel website, Subscriber will use commercially reasonable efforts to migrate all of the acquired company’s or acquired online travel website’s segments to a Travelport GDS consistent with Section 5.B hereof, subject to the acquired entity’s or acquired online travel website’s existing exclusivity or minimum segment obligations.

E.     Subscriber agrees that if, during the term of this Agreement, Subscriber sells, transfers or otherwise divests an Orbitz entity or Orbitz Worldwide Agency(ies) (each a “Divested Entity”) or online travel website (“Divested

Website”), Subscriber will cause the Divested Entity or Divested Website to enter into an agreement with Galileo on the same date such entity, agency or website is divested, with the terms and conditions of that agreement to replicate the provisions of this Agreement (including, without limitation, all economic provisions) for the Divested Entity and/or Divested Website. If part of Subscriber’s Domestic Annual Minimum or European Annual Target has been allocated to an Orbitz entity or an Orbitz Worldwide Agency(ies) or online travel website that will be sold, transferred or otherwise divested, the Domestic Annual Minimum or European Annual Target, as applicable, will be reduced accordingly once such Orbitz entity, Orbitz Worldwide Agency(ies) or online travel website becomes either a Divested Entity or Divested Website; provided that the agreement referenced in the immediately preceding sentence has been executed by the Divested Entity or Divested Website and Galileo. The Parties agree that if the particular sale of Travelbag Ltd. pending as of the Contract Effective Date closes, Subscriber is not required to cause Travelbag to enter into a separate agreement with Galileo pursuant to this Section 5.E. Subscriber’s obligations under Section 5.B(ii) with respect to Travelbag shall cease as of the closing date for any such sale or divestiture of Travelbag.

6.     CONTENT

A.    Subject to the terms and conditions specified in this Agreement, Galileo will provide to the Orbitz Worldwide Agencies access to all publicly available fares and applicable negotiated non-public fares for air, hotel and car provided to Galileo by the Vendors participating in the Travelport GDSs (as applicable) in accordance with the terms and conditions agreed between Galileo and the Vendors.

B.    Subscriber agrees to use commercially reasonable efforts to use the Travelport GDSs for non-air/car/hotel Content provided in the Travelport GDSs.

C.    Loss of Content. In the event that one or more air Vendors that participates in a Travelport GDS withdraws all or a portion of its Content from such Travelport GDS, and the loss of such Content is the proximate cause of Subscriber failing to achieve the Domestic Annual Minimum in a particular Contract Year, then Galileo agrees not to charge Subscriber any Shortfall Fees (as set forth in the Custom Services Terms and Conditions Attachment (Galileo Services) – North America) for that Contract Year, provided that the loss of such Content was not caused directly or indirectly by any action or inaction of Subscriber. The Parties agree that this Section 6.C does not apply to situations where Content is lost to all distribution channels (including all distribution channels owned and operated by the particular air Vendor), including, but not limited to, instances where an air Vendor goes out of business or drops service in a particular market.

D.    Galileo agrees that no Orbitz Domestic Agencies using Worldspan Services shall be charged any Content access fees for the following air Vendors: American, Continental, Delta, Northwest, United, US Airways (collectively, “PFS2 Vendors”) and Alaska, provided that Subscriber does not opt in (such opt-in decision to be in Subscriber’s sole discretion) to any optional programs regarding the provision of Content that are offered by Galileo in connection with Worldspan Services. Subscriber may not participate in any such optional programs without Galileo’s prior written consent, which consent may require the Parties renegotiating the applicable Segment Incentive payment for such Content. As to non-PFS2 Vendors in connection with Worldspan Services, non-CCP participating Vendors that pay Galileo no Participation Fee (or only a nominal Participation Fee), and Orbitz International Agencies using Galileo Services, in consideration for Galileo procuring or retaining Content from Vendors who participate in the Travelport GDSs, Subscriber recognizes and acknowledges that Galileo may in return negotiate a reduction in the Participation Fees due (or Galileo receives no Participation Fee or only a nominal Participation Fee) from those Vendors during the Term of this Agreement, and, as such, may necessitate Galileo implementing a charge to access such Content. The Parties agree that any such charge will be based on market.

7.     REPRESENTATIONS AND WARRANTIES

A.    Galileo represents and warrants that: (i) it is the owner or authorized licensee of the Software and Hardware; (ii) it has the right to provide the Services to Subscriber; (iii) the Galileo Services and Worldspan Services shall meet or exceed the Service Levels as set forth in a mutually agreed (or as determined by arbitration pursuant to Section 13) Service Level Agreement under Section 19, and (iv) the Galileo Services and Worldspan Services will be provided in a good and workmanlike manner. This warranty shall be null and void if Subscriber (a) fails to use the Services in accordance with the Documentation or this Agreement; (b) fails to use required Updates; or (c) makes any unauthorized change to the Services.

B.    GALILEO (i) MAKES NO OTHER WARRANTY WITH RESPECT TO THE SERVICES; (ii) MAKES NO WARRANTY WHATSOEVER WITH RESPECT TO THIRD PARTY PRODUCTS; AND (iii) EXPRESSLY DISCLAIMS ALL OTHER WARRANTIES, INCLUDING ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. GALILEO DOES NOT WARRANT THAT THE SERVICES WILL MEET SUBSCRIBER’S REQUIREMENTS OR WILL BE UNINTERRUPTED OR ERROR-FREE.

C.    Galileo will defend, indemnify and hold Subscriber harmless against any third party claim due solely to an alleged breach of Section 7.A(i) or 7.A(ii), provided that Subscriber gives Galileo prompt written notice of the claim, Galileo has sole authority to defend or settle the claim, and Subscriber reasonably cooperates in Galileo’s defense of the claim. If Galileo is found to be in breach of Section 7.A, Galileo shall, at its option and expense, modify or replace the component of the Services causing the breach, or obtain the right for Subscriber to continue to use the component of the Services, as applicable. Following the Parties’ agreement on a Service Level Agreement pursuant to Section 19 (or an arbitrator’s issuance of a binding decision concerning a Service Level Agreement), the remedies available under the Service Level Agreement set forth in Section 19 and this Section 7 will be exclusive of any other remedy, now or hereafter existing at law, in equity, by statute or otherwise for breach of Section 7.A.

D.    Subscriber represents and warrants that: (i) each current Location and current Subscriber entity and/or current Orbitz Worldwide Agency(ies) and current online travel websites is owned or controlled by Subscriber and it has the authority to enter into this Agreement on behalf of each current and future Location and current and future Subscriber entity and/or current and future Orbitz Worldwide Agency(ies) including, but not limited to, Orbitz, LLC Cheaptickets, TFB, Lodging, Neat and ebookers, and current and future online travel websites; and (ii) no written or oral representation or warranty made or information furnished by Subscriber to Galileo, including the Customer Profile, contains any untrue statement of material fact.

E.     Each Party represents and warrants that its execution of this Agreement and the exercise of its rights and the performance of its obligations hereunder do not constitute and shall not result in any breach of any agreement to which it is a party.

8.     LIMITATION OF LIABILITY

SUBJECT TO SECTION 8.B BELOW, ANY LIABILITY OF EITHER PARTY ARISING FROM OR RELATING TO THIS AGREEMENT, WHETHER BASED ON CONTRACT, TORT, NEGLIGENCE, INTENDED CONDUCT, STRICT LIABILITY, OR OTHERWISE WILL BE LIMITED TO THE OTHER PARTY’S ACTUAL, DIRECT DAMAGES AND WILL BE SUBJECT TO THE FOLLOWING:

A.            EXCEPT FOR DAMAGES RESULTING FROM THE LIABLE PARTY’S BREACH OF A PAYMENT OBLIGATION HEREUNDER, GROSS NEGLIGENCE, WILLFUL MISCONDUCT, INTENTIONAL MISREPRESENTATION OR INDEMNIFICATION HEREUNDER, THE AMOUNT OF DAMAGES RECOVERABLE AGAINST THE LIABLE PARTY FOR ALL EVENTS, ACTS, AND OMISSIONS WILL NOT EXCEED, IN THE AGGREGATE, THE SUM OF TWENTY MILLION DOLLARS ($20,000,000.00).

B.            EXCEPT FOR ANY AND ALL SHORTFALL FEES AS MAY BECOME DUE UNDER THIS AGREEMENT, IN NO EVENT WILL THE LIABLE PARTY BE LIABLE FOR (I) ANY INDIRECT, CONSEQUENTIAL, INCIDENTAL, SPECIAL OR PUNITIVE DAMAGES, EXCEPTING DAMAGES ARISING OUT OF THE LIABLE PARTY’S INDEMNIFICATION OBLIGATIONS SET FORTH IN THIS AGREEMENT, OR (II) ANY DAMAGES THAT COULD HAVE BEEN PREVENTED OR MITIGATED BY THE OTHER PARTY’S TAKING REASONABLE PRECAUTIONS OR FOLLOWING REASONABLE PROCEDURES.

9.     TERM AND TERMINATION

A.    Term. With respect to the Galileo Services, subject to the Custom Terms and Conditions Attachments (Galileo Services) for North America and for Europe, this Agreement will start on the Contract Effective Date. With respect to the Worldspan Services, this Agreement will start on the Worldspan Closing date (“Worldspan Services Effective Date”). The term of this Agreement shall expire on December 31, 2014.

B.    Termination. A Party (the “Insecure Party”) to this Agreement may immediately terminate this Agreement or, alternately, may request the other Party (the “Defaulting Party”) to meet certain conditions in an attempt to avoid termination, if any of the following occurs: (i) the Defaulting Party is subject to any insolvency proceeding under any applicable local, state or federal law; (ii) a receiver or custodian of the Defaulting Party’s assets is appointed; (iii) the Defaulting Party ceases to do business or otherwise ceases or suspends operations for reasons other than an event of force majeure, or as otherwise permitted under the Agreement; (iv) the Defaulting Party breaches any of its material obligations under this Agreement (other than payment obligations), and the breach continues for 30 days after the Insecure Party’s written notice (except if a cure is impossible or impracticable, there is no cure period); (v) the Defaulting Party fails to remit any payment due within 30 days after receipt of written notice from the Insecure Party; (vi) the Defaulting Party materially breaches any of its representations or warranties set forth herein; or (vii) in the case of Subscriber, Galileo breaches its obligations under Section 19.C regarding a mutually agreed (or as determined by arbitration pursuant to Section 13) Service Level Agreement. If Subscriber is the Defaulting Party, then Galileo may, among other actions, first suspend access to the Services in an attempt to avoid termination. Either Party’s efforts to avoid termination shall not constitute a waiver of such Party’s right to terminate the Agreement.

 C.   Survival of Terms. Notwithstanding anything to the contrary in this Agreement, provisions which by their nature and intent should survive expiration or termination, including, but not limited to, confidentiality, damages, Software license restrictions, and risk of loss, will survive.

10.   INDEMNIFICATION

A.    Each Party (“Indemnitor”) shall defend, indemnify and hold harmless the other Party, its parents, affiliates and subsidiaries, and their respective officers, directors, employees, agents, successors and assigns (each a Galileo or Subscriber “Indemnitee”, as applicable), from and against third party liabilities, including reasonable attorneys’ fees, costs and related expenses, which may be incurred by an Indemnitee solely as a result of any injuries or deaths of persons, or the loss or loss of use of, damage to, or destruction of property, arising out of or related to the performance or failure of performance of its obligations under this Agreement.

B.    Subscriber shall indemnify and hold harmless each Galileo Indemnitee from and against any and all third party liabilities, including reasonable attorneys’ fees, costs and related expenses, that may be incurred by a Galileo Indemnitee solely as a result of Subscriber’s misuse of the Services or Subscriber’s provision of travel services or products to Subscriber’s customers.

C.    An Indemnitor shall not settle an action or claim in a manner that materially adversely affects an Indemnitee without the Indemnitee’s prior written consent, which will not be unreasonably withheld.

D.    Any Party claiming indemnification pursuant to this Section 10 will give the Indemnitor prompt written notice of the applicable third party liabilities and reasonably cooperate with the Indmenitor, at the Indemnitor’s cost and expense, in the defense of the foregoing. The Indemnitor shall have sole authority to defend or settle the claim, provided such defense or settlement does not prejudice any rights of or incur any cost on behalf of the Indemnitee(s).

11.   CONFIDENTIALITY

A.    Each Party agrees to regard and preserve as confidential all information, documents and materials (in whatever format or media) related to the business and activities of the other Party, its customers, clients, suppliers (including Vendors) and other entities with whom the other Party does business (including price lists, business and trade secrets, passenger, customer or client lists and records, economic information where Orbitz has more favorable terms than other Galileo subscribers, other business and marketing information, plans and data, schematics and diagrams), that may be obtained by such Party from any source or may be developed as a result of this Agreement (collectively, “Confidential Information”). Each Party agrees to hold Confidential Information in trust and confidence and not to disclose it to any person, firm or enterprise, or use it (directly or indirectly) for its own benefit or for the benefit of any independent third party or other Party, unless authorized by this Agreement or by the other Party in writing, and even then, to limit access to and disclosure of Confidential Information to its employees and representatives on a “need to know” basis only. Notwithstanding the preceding, each Party may disclose all information contained in passenger name records and traveler profiles if required to do so by law or court order, or requested by a governmental or law enforcement agency, and to its accountants and attorneys and other professional advisers on a “need to know” basis only, as a direct result of such request/requirement, as applicable.

B.    Each Party acknowledges that any materials labeled “Confidential” at the time of their receipt from the other Party, are confidential and trade secrets of the disclosing Party, and each Party agrees that unless written consent has been given, the receiving Party shall keep such materials confidential and prevent their disclosure to any person other than to its employees or representatives on a “need to know” basis only, and the receiving Party shall be responsible to the disclosing Party for any unauthorized disclosure of Confidential Information by the receiving Party’s employees or representatives. The Parties agree that the terms of this Agreement are Confidential Information of each Party but in no event shall the terms of this Agreement be deemed a trade secret of a Party. Each Party may share the terms of this Agreement with its accountants, lawyers and other professional advisers on a “need to know” basis only.

C.    Information shall not be considered confidential to the extent that such information is: (i) already known to the receiving Party free of any restriction at the time it is obtained from the disclosing Party; (ii) subsequently learned from an independent third party free of any restriction and without breach of this Agreement or any other agreement; (iii) or becomes publicly available through no wrongful act of either Party; (iv) independently developed by one Party without reference to any confidential information of the other; or (v) required to be disclosed pursuant to a requirement of a governmental agency or law enforcement authority or regulatory body, or by judicial decision so long as the Parties provide each other with reasonable advance prior written notice of such requirements.

D.    No express or implied rights or license are granted by the disclosure of Confidential Information to the recipient Party pursuant to, under and in connection with this Agreement. THE RECIPIENT PARTY UNDERSTANDS THAT THE DISCLOSING PARTY MAKES NO REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED (INCLUDING THOSE OF MERCHANTABILITY AND SATISFACTORY QUALITY AND FITNESS FOR A PARTICULAR PURPOSE), WITH RESPECT TO CONFIDENTIAL INFORMATION.

E.     Each Party shall at all times: (a) comply with the Data Protection Laws; and (b) shall not do, or cause or permit to be done, anything that may cause or otherwise result in a breach of the Data Protection Laws.

F.     Subscriber agrees that the Galileo Group Companies and NDCs will have the right to extract, use and send to the participating Vendor to the relevant transaction, for the sole purpose of facilitating such transaction, any data that Subscriber enters into the Travelport GDSs in respect of bookings made by it. This data includes but is not limited to Personal Data, airports of departure and arrival, times of departure and arrival and class of seat booked.

G.    Notwithstanding the provisions of this Section 11, to the extent permitted by all applicable and relevant laws, Galileo will have the right to extract Product Data and to disclose (including sell) and send Product Data to third parties provided the use of Product Data shall at all times be in accordance with the relevant Data Protection Laws.

H.    Any data supplied by Subscriber to Galileo (whether stored on or sent over the Travelport GDSs or on the Software or otherwise pursuant to this Agreement) will not contain anything obscene, offensive or defamatory, or which is in breach of any laws or regulations.

I.      Neither Party shall acquire under this Agreement a right to use, and may not use without the other Party’s prior written consent in each instance, the names, characters, artwork, designs, trade names, trademarks or service marks of the other Party in any advertising, publicity, public announcement, marketing, press release or promotion.

J.     Each Party shall be liable for and shall indemnify the other Party from and against any and all claims, actions, liabilities, losses, damages and expenses (including legal expenses on a full indemnity basis) incurred by the indemnified Party which arise directly or indirectly as a result of any breach of the obligations set out in this Section 11 by Subscriber, an Orbitz Worldwide Agency or Authorized User or by GILLC, GNBV or an NDC, as the case may be.

12.   GOVERNING LAW; JURISDICTION; ATTORNEYS’ FEES

This Agreement and any disputes arising under or in connection with this Agreement shall be governed by the internal laws of the State of Illinois, without regard to its conflicts of laws principles. Subject to Section 13, all actions brought by either Party to enforce, arising out of or relating to this Agreement shall be brought and tried exclusively in federal or state courts located in Cook County, Illinois. The parties hereby consent to submit to the personal jurisdiction of and venue in such courts. In the event of any proceeding, claim or action being filed or instituted between the Parties with respect to this Agreement, the prevailing Party will be entitled to receive from the other Party all costs, damages and expenses, including reasonable attorney’s fees, incurred by the prevailing Party in connection with that action or proceeding upon the controversy being reduced to final judgment or award.

13.   DISPUTE RESOLUTION

A.    This Section 13 applies solely to the Parties’ obligations pursuant to Sections 2.F(ii), 4.G, 5.A.(ii), 5.C.(iii) and Section 19 hereof.

B.    In the event the Parties are unable to agree upon (i) terms and conditions regarding (***) pursuant to Section 2.F(ii), (ii) a Segment Incentive payment and other related terms with respect to a new air Vendor that participates at less than full service level or an air Vendor changing its System participation level to less than a full service level pursuant to Section 5.A(ii) hereof, (iii) an economic apportionment with respect to a particular Vendor pursuant to Section 5.C.(iii) hereof, (iv) determination of a Transaction Allowance and Transaction Fee for each region as applicable under Section 4.G and (v) a Galileo Services Service Level Agreement or Worldspan Services Service Level Agreement under Section 19, the CEOs of the Parties shall use good faith efforts to negotiate a resolution to the applicable issue. If the CEOs of the Parties have been unable to agree on a resolution to an issue within 15 days of identification and written notice to the other Party of an issue, such dispute (“Dispute”) shall be settled by arbitration administered by the American Arbitration Association under its Commercial Arbitration Rules. The Parties agree that such arbitration shall take place in Chicago, Illinois. The arbitration shall be conducted by three (3) arbitrators. Within five (5) days after the receipt by the other Party of a written notice of one Party’s desire to settle a Dispute by arbitration, each Party shall appoint an arbitrator, and within five (5) days of their appointment the two (2) arbitrators so chosen shall nominate a third independent arbitrator. Such third arbitrator shall either be an independent arbitrator, an attorney with at least ten years experience in the travel industry, or any other professional with ten years experience in the travel industry. If within such five (5) day period the two (2) arbitrators fail to nominate the third arbitrator, upon written request of either Party, the third arbitrator shall be appointed by the American Arbitration Association and both Parties shall be bound by the appointment so made. If either Party shall fail to appoint an arbitrator as required under this Section 13.B, the arbitrator appointed by the other Party shall be the sole arbitrator of the Dispute. The decision of the arbitrators (or such single arbitrator) shall be made within thirty (30) days of the close of the arbitration hearing, unless otherwise agreed by the Parties. The decision of a majority of the panel (or such single arbitrator) shall be final, conclusive and binding upon the Parties hereto, and may be enforced in any court having jurisdiction.

C.    The arbitration proceedings shall proceed as soon as practicable following the selection of the arbitrators, and, if practicable, commence within fifteen (15) following the written notice of one Party’s desire to settle a Dispute by arbitration. Neither Party will take any action or fail to take any action to delay such proceedings. The arbitration proceedings shall be conducted in the English language and any monetary award shall be in U.S. dollars. The arbitrators (or such single arbitrator) shall not have the authority to award punitive, special, exemplary, incidental, indirect or consequential damages, regardless of whether a claim is based on contract, tort (including negligence), breach of fiduciary duty, strict liability, violation of any applicable deceptive trade practices act or similar law or any other legal or equitable principle, and except as otherwise provided in the Agreement, each Party’s maximum liability shall be limited to the lesser of any direct damages or $20 million, subject to the exceptions provided in Section 8 (Limitation of Liability).

D.    Use of the above dispute resolution procedures shall not constitute a waiver of any right of either Party.

E.     All negotiations connected with any Dispute shall be concluded in confidence and without prejudice to the rights of the Parties in any future proceedings.

F.     The Parties expressly agree that the previously-described dispute resolution proceedings, including any written decision by the arbitrators (or such single arbitrator), are confidential and shall not be disclosed for any purpose whatsoever without the written consent of the other Party.

G.    Notwithstanding anything herein contained in this Section 13, both Parties shall be entitled to (i) commence legal proceedings seeking such mandatory, declaratory or injunctive relief as may be necessary to define or protect their rights and enforce the obligations in an extraordinary situation in which such Party may incur irreparable damage in the period pending the settlement of a Dispute in accordance with the dispute resolution proceedings set forth in this Section 13; (ii) commence legal proceedings involving the enforcement of an arbitration decision arising out of this Agreement; or (iii) join any arbitration proceeding arising out of this Agreement with any other arbitration proceeding arising out of this Agreement.

14.   ASSIGNMENT; CHANGE OF CONTROL; NON-CIRCUMVENTION

A.    Assignment. The Agreement may not be assigned by either Party without the prior written consent of the other Party, provided that the Agreement may be assigned upon written notice (a) to a Galileo Group Company or to a Subscriber entity or to an Orbitz Worldwide Agency(ies), as applicable; (b) in connection with a merger, acquisition, restructuring or sale of all or substantially all assets of either Party; or (c) as necessary to effectuate the change of control and non-circumvention requirements set forth below so long as the assignment does not reduce applicable Segment volumes or commitments, the assignee is not a direct competitor of the other Party and the assignee assumes the assignor’s duties/obligations under the Agreement.

B.    Change of Control. The Agreement shall survive any “Change of Control” of Travelport Limited. The Agreement shall survive any Change of Control of Subscriber or any of its related entities and will be binding upon successors, assigns and future owners of any of the foregoing. “Change of Control” means the sale or transfer of beneficial ownership of 50% or more of the voting securities or other ownership interests of a Party.

C.    Non-Circumvention. Neither Party shall, directly or indirectly, take or fail to take, nor permit any Galileo Group Company, as to Galileo, or any Orbitz entity or Orbitz Worldwide Agency, as to Orbitz, to take or fail to take, any action with the intent or effect of avoiding or otherwise circumventing any provision or the intent of the Parties of the Agreement, including, without limitation, the foregoing assignment and Change of Control provisions.

15.   AUDIT RIGHTS

One time per calendar year during the Term of this Agreement, Subscriber and Galileo shall each have the right, upon at least thirty (30) days prior written notice to the other Party, to inspect the records and other information collected, generated or maintained in connection with the Services provided and used pursuant to this Agreement, during normal business hours, for the purpose of determining the other Party’s compliance with this Agreement. The Party conducting the audit shall pay for all costs of such inspection, including all reports and any other information supplied, provided that in the event an audit reveals a discrepancy between amounts paid and amounts due (or other measurable obligation) of greater than 10%, then the audited Party will reimburse the auditing Party for the reasonable costs of the audit. Information disclosed to the auditing Party or to its auditing representative in the course of such inspection shall be subject to the confidentiality requirements of this Agreement. Any and all such audits shall be conducted through independent auditors mutually agreed by the Parties.

16.   RIGHT OF FIRST OFFER

On or before the date that is at least 180 days prior to the expiration of this Agreement, Galileo shall have the right to make an offer to provide GDS services to Subscriber following the expiration of this Agreement based upon information provided to Galileo by Subscriber in good faith to enable Galileo to prepare a complete written proposal for the provision of such services. Subscriber shall consider Galileo’s proposal in good faith, and provided the Parties agree to proceed, shall negotiate in good faith the terms and conditions for a new agreement for the provision of GDS services.

17.   ACCOUNT SUPPORT

Galileo shall provide Subscriber at Galileo’s cost and expense, two (2) full-time employees for the purposes of account support and management (“Account Managers”) with respect to the Galileo Services and the Worldspan Services. In

the event that the Worldspan Closing does not occur, then Galileo shall provide Subscriber one (1) full-time employee for such purposes with respect to the Galileo Services.

18.   COOPERATION

The Parties shall cooperate and facilitate discussions with Vendors with the goal of making Vendors and their Content available in the Travelport GDSs and of ensuring that any Vendor Content made available to the Orbitz Worldwide Agencies is also made available to the Travelport GDSs, even where such Content may be restricted to the Orbitz Worldwide Agencies. Except as expressly provided in this Agreement, neither Party shall be precluded from entering into an agreement with a Vendor if the Vendor is unwilling to agree to particular terms desired by the Parties as a result of their cooperation.

19.   SERVICE LEVELS

A.    Up until the Worldspan Services Effective Date, no Service Level shall apply to the Galileo Services. If the Worldspan Closing does not occur, then Galileo and Subscriber will enter into, within 60 days following a definitive determination that the Worldspan Closing will not occur, a commercially reasonable Service Level Agreement to apply to the Galileo Services (“Galileo Services Service Level Agreement”).

B.    Within 60 days following the Worldspan Closing, Galileo and Subscriber will enter into a commercially reasonable Service Level Agreement to apply to the Worldspan Services (“Worldspan Services Service Level Agreement”).

C.    If the Parties are unable to agree on the terms of a Galileo Services Service Level Agreement or a Worldspan Services Service Level Agreement within 60 days following the Worldspan Closing or the determination that the Worldspan Closing will not occur, as the case may be, then the decision regarding the applicable Service Level Agreement shall be resolved by arbitration pursuant to Section 13.

20.   MATERIAL REVENUE CHANGE

In the event that, due to market conditions or for competitive reasons, Galileo decreases by (***) percent (***%) or more on a cumulative basis the total of Participation Fees (as defined in Section 1.EE) payable to Galileo for all Segments booked via the Orbitz Worldwide Agencies through either the Galileo Services or Worldspan Services on a country-by-country basis below the Participation Fees in effect as of December 31, 2007 (the “Fee Change”), then, effective as of the date of the Fee Change (“Fee Change Effective Date”), the Segment Incentives provided under this Agreement in the relevant country in connection with the particular Services affected shall be reduced by (***) of the amount of the Fee Change percentage; provided that once Galileo is earning less than $(***) in Participation Fees per Segment (after deduction of the applicable Segment Incentives), then the Segment Incentives shall be decreased by the full amount of the Fee Change percentage; and provided further that no decrease in any Segment Incentive will take effect until (***). The calculation of whether a Fee Change has occurred regarding the United States will not include Participation Fees for Vendors who have commenced participation in the Content Continuity Program subsequent to the Contract Effective Date and for whom Subscriber has paid Program Fees during the Term. For example, assume Galileo decreased its Participation Fees in the United States in connection with the Apollo CRS in the (***) (***)(calculated pursuant to the terms of this Section 20 regarding new Content Continuity Program-participating Vendors) and such decreases resulted in a cumulative (***)% decrease in the Participation Fees for all Segments booked via the Orbitz Domestic Agencies using the Apollo CRS (in the United States) below the Participation Fees in effect as of December 31, 2007 (in the United States), the Segment Incentive set forth on the Custom Terms and Conditions Attachment (Galileo Services) – North America shall be decreased by (***)% (i.e., (***) of (***)%) effective as of (***), assuming that Galileo was earning more than $(***) in Participation Fees per Segment after deduction of the applicable Segment Incentive.

21.   SUBSCRIBER TERMS AND CONDITIONS COMMITMENT

Galileo will provide the Galileo Services and Worldspan Services on commercial terms and conditions not less favorable overall than the overall terms and conditions offered by Galileo to any other online travel agency delivering equivalent or lesser segment volumes. In determining the relative favorability of the overall terms and conditions, Galileo may also consider geographic and business (corporate vs. leisure) mix.

22.   NOTICE

A.    Every notice, request, demand or other communication requiring notice under this Agreement:

(a)           shall be in the English language and shall be made in writing; and

(b)           shall be deemed to have been received:

(i)            immediately, in the case of an e-mail or fax, unless the date of transmission is not a business day in the country of the addressee, in which case it shall be deemed to have been received at the opening of business on the next such business day; and shall be confirmed by sending a copy of such fax or e-mail by express courier within 24 hours of transmission; and

(ii)           on delivery, in the case of a letter delivered in person;

(iii)           three days after delivery to the courier in the case of a letter sent by express courier; and

(iv)          five days after the date when such communication is mailed with postage prepaid.

B.    All notices permitted or required to be given hereunder, and any legal proceedings concerning or arising out of this Agreement shall be delivered or sent to the Parties as follows:

To Galileo:	Galileo International
6901 S. Havana Street
Centennial, CO 80112
Fax: 847-358-8603
Attn: GALCHI Legal Department – Contract Notices

With a copy to:

Galileo International Limited
Galileo House
Axis Park
Hurricane Way
Langley
Berkshire SL3 8AG
United Kingdom
Fax: +44 1753 288224
	Attn:	Legal Department

To Orbitz:	Orbitz Worldwide, LLC
500 W. Madison, 10th Floor
Chicago, Illinois 60661

Attn: President and CEO; Fax: 312-894-4857
With a copy to the Legal Department; Fax: 312 894-4856

C.    Either Party may give written notice to the other Party of such other address(es) to which notices shall be sent, and thereafter notices shall be sent to such new or additional addresses.

23.   FORCE MAJEURE

A.    Neither Party shall be deemed to be in breach of this Agreement or liable for any delays in performing or failure to perform any of its obligations under this Agreement as contemplated hereunder if the delay or failure was due to a cause beyond the reasonable control of, and was not the fault or negligence of, the affected Party (including acts of

God, war or threat of war, civil unrest or commotion, natural or nuclear disaster, epidemic, terrorist activity, explosion, fire, flood, adverse weather conditions, telecommunications line failures, strike, labor dispute, work stoppage, any act or order of central or local government, or of any law enforcement or quasi-legal or judicial authority, or acts or omissions of any telecommunications supplier) (“Force Majeure”).

B.    Notwithstanding the foregoing, a Party may not claim as Force Majeure the willful act or negligence of or failure to take all reasonable precautions by that Party.

C.    If either Party is prevented or delayed in the performance of any of its obligations under this Agreement by Force Majeure, that Party shall forthwith serve notice in writing on the other Party specifying the nature and extent of the circumstances giving rise to Force Majeure, and shall, subject to service of such notice and having taken all reasonable steps to avoid such prevention or delay and subject to Section 23.F. below, have no liability in respect of the performance of such of its obligations as are prevented by the Force Majeure events during the continuation of such events, and for such time after they cease as is necessary for that Party, using all reasonable endeavors, to recommence its affected operations in order for it to perform its obligations.

D.    If a Force Majeure event occurs, the date(s) for performance of the obligations affected will be postponed for so long as is (and to the extent that it is) reasonably made necessary by the continuation of such circumstance or event.

E.     If any material obligation of either Party pursuant to, under and in connection with this Agreement is delayed as contemplated by Section 23.A. above for longer than 3 months, then either Party shall have the right to terminate this Agreement forthwith on written notice to the other in which case neither Party shall have any liability to the other except that rights and liabilities which accrued prior to such termination shall continue to subsist.

F.     The Party claiming to be prevented or delayed in the performance of any of its obligations under this Agreement by reason of Force Majeure shall use reasonable endeavors without hereby being obliged to incur any expenditure or cost to bring the Force Majeure event to a close or to find a solution by which the Agreement may be performed despite the continuance of the Force Majeure event.

24.   GENERAL

A.    Galileo or its agent shall have the right to enter any Location upon reasonable notice and during normal business hours for the purpose of (i) monitoring, inspecting, or repairing any Hardware; (ii) monitoring the users’ operation of the Services; and (iii) removing the Services, at Subscriber’s expense, upon expiration or any termination of this Agreement.

B.    Nothing in this Agreement is intended or shall be construed to create any agency, partnership or joint venture relationship between the Parties.

C.    No waiver of any provision or breach of this Agreement shall constitute a waiver of any other provision or subsequent breach.

D.    If any provision of this Agreement, in any respect, is either held to be invalid, illegal, or unenforceable by any court or competent authority; or rendered invalid, illegal, or unenforceable by the introduction of, or change in, any statute, regulation, applicable code or other ordinance, then such provision shall be deemed deleted from this Agreement without prejudice to the remaining provisions hereof which shall continue in full force and effect notwithstanding such deletion, and Galileo and Subscriber shall thereupon negotiate in good faith a substitute provision(s) which is valid, legal and enforceable and which most closely equates to the intention of the Parties as contemplated by this Agreement.

E.     In the event of an action to enforce this Agreement or to seek remedies for a breach of this Agreement, the prevailing Party shall be entitled to receive from the other Party reimbursement of its reasonable attorneys’ fees, expenses and court costs.

25.   ENTIRE AGREEMENT

This Agreement, together with any and all attachments, constitutes the entire agreement and understanding of the Parties regarding the subject matter of this Agreement and, as of the Contract Effective Date for Galileo Services, and as of the

Worldspan Services Effective Date for Worldspan Services, supersedes all prior written and oral agreements between the Parties on this subject matter, except for amounts Subscriber may owe Galileo under the Orbitz – Apollo Agreement, the Galileo – ebookers Productivity Incentive Agreement (as defined in the Custom Terms and Conditions Attachments (Galileo Services) for North America and Europe, respectively) and all other agreements referenced in the “Supersedes Existing Agreements” Section of the Custom Terms and Conditions Attachment (Galileo Services) for Europe. This Agreement may be modified only by written agreement of the Parties. In the event that the provisions of an attachment conflict with any terms herein, then the provisions of the attachment shall control.

By signing below the Parties acknowledge their acceptance of the terms and conditions of this Agreement and its attachments.

Executed on behalf of Subscriber		Executed on behalf of Galileo International, L.L.C.

Signature:	/s/ Steve Barnhart	Signature:	/s/ Eric J. Bock

Printed Name:	Steve Barnhart	Printed Name:	Eric J. Bock

Title:	CEO and President	Title:	Executive Vice President and General Counsel

Date:	July 23, 2007	Date:	July 23, 2007

Executed on behalf of Galileo Nederland B.V.

Signature:	/s/ Gordon Wilson

Printed Name:	Gordon Wilson

Title:	Director

Date:	23 July, 2007